UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2023

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4509 Creedmoor Road, Suite 201, Raleigh, NC 27612
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
As discussed in Item 3.01 herein, on March 31, 2023, 9 Meters Biopharma, Inc. (the “Company”) received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it is not in compliance with Nasdaq Listing Rule 5550(b)(1). The Company falling below the minimum listing maintenance requirements of Nasdaq constitutes a default under the Company’s amended and restated senior secured convertible note, originally issued on July 15, 2022 to an institutional investor (the “Holder”), as amended (the “Note”). Currently, the principal amount of Notes outstanding is $4,949,522 and the accrued and unpaid interest is $7,026.

The Company is engaged in negotiations with the Holder regarding a waiver of the event of default and the Company has no current reason to believe that the Holder will require immediate acceleration of the Note. Until a waiver is obtained, the Holder has the option to declare the Note immediately due and payable for cash equal to 115% of the outstanding principal amount (or any portion thereof), plus accrued and unpaid interest.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 31, 2023, the Company received a letter from Nasdaq indicating that it is not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. In its annual report on Form 10-K for the period ended December 31, 2023, the Company reported stockholders’ equity of $2,400,543, and, as a result, does not currently satisfy Listing Rule 5550(b)(1).

Nasdaq’s letter has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on Nasdaq, subject to the Company’s compliance with the other continued listing requirements. Nasdaq’s letter provides the Company with 45 calendar days, or until May 15, 2023, to submit a plan to regain compliance. If the plan is accepted, the Company can be granted up to 180 calendar days from March 31, 2023 (or September 27, 2023), to evidence compliance. There can be no assurance that the Company will be able to regain compliance with all applicable continued listing requirements or that its plan will be accepted by the Nasdaq staff. In the event the plan is not accepted by the Nasdaq staff, or in the event the plan is accepted and the extension is granted but the Company fails to regain compliance within the plan period, the Company would have the right to a hearing before an independent panel. The hearing request would stay any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the panel following the hearing.

The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and remain listed on Nasdaq. The Company is currently evaluating its available options to resolve the deficiency and regain compliance with the Nasdaq minimum stockholders’ equity requirement. The Company intends to submit the compliance plan by the Nasdaq deadline.

The Company’s receipt of this letter from Nasdaq does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: April 6, 2023	By:	/s/ Bethany Sensenig
Bethany Sensenig
Chief Financial Officer